EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is made on April 17, 1997, by and between United States Lime & Minerals, Inc. (the "Employer"), 12221 Merit Drive, Suite 500, Dallas, TX 75251 and Johnney G. Bowers (the "Employee").

   A. Employer is engaged in the business of lime and limestone.

   B. Employer desires to have the services of Employee.

   C. Employee is willing to be employed by Employer. Therefore, the parties agree as follows:

      1. Best Efforts of Employee. Employee agrees to perform faithfully, industriously and to the best of Employee's ability, experience and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be provided at Dallas, Texas and at such other place(s) as the needs, business or opportunities of the Employer may require from time to time.

      2. Compensation of Employee. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee the following:

         a. The annual salary paid to Employee shall be $130,000 per annum to be paid in periodic monthly installments.

         b. Employee shall be supplied with a motor vehicle. Employer shall bear the reasonable acquisition, repair, and running expenses relating thereto. The non-business use of the motor vehicle shall be added to the taxable wages of Employee pursuant to the Employer's policy.

         c. Employee shall be entitled to participate in all employer retirement, insurance, long-term disability and other fringe benefit programs of Employer.

         d. Employee shall be eligible to participate in stock option programs as may be issued by the Board of Directors from time to time, but any such stock option program shall be at the sole discretion of the Board of Directors.

         e. Employer shall conduct an annual job performance review for the mutual benefit of Employer and Employee, and Employee shall be eligible to receive an annual performance bonus based on both Employee's job performance and the Company's financial performance but any such bonus amount shall be at the sole discretion of the Employer.


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Employment Agreement
April 17, 1997
Page 2



         f. Employee shall be entitled to four weeks of paid vacation per year. Such vacation must be taken at a time mutually convenient to Employer and Employee and must be approved by Employer. Requests for vacation shall be submitted to Employee's immediate supervisor in advance of the requested date such vacation would commence. Unused vacation time may not be accumulated and carried over to the next year.

      3. Title of Employee. The Employee will hold the title of Vice President of Manufacturing and currently report to the President and CEO.

      4. Reimbursement for Expenses in Accordance With Employer Policy. The Employer will reimburse Employee for "out-of-pocket" expenses in accordance with Employer policies in effect from time to time.

      5. Relocation Expenses. Employer shall reimburse Employee for moving expenses to move Employee from his residence to the Dallas, Texas vicinity. Employer will also pay for the Employee's Real Estate fees on the sale of his residence.

      6. Termination.

         a. Employer shall have the right to terminate Employee's employment hereunder without cause at any time; except that immediately upon such termination, Employer shall make a payment to Employee in the amount of fifty percent of his then annual salary as defined in Paragraph 2a above (currently $130,000) in a form mutually agreeable to both parties in compliance with IRS rules and regulations. Upon any such termination defined above, Employee agrees to provide Employer with a general release agreeable to both parties.

         b. Company shall have the right to terminate Employee's employment hereunder for cause without making termination payment to Employee in the event Employee (i) engages in any competition with any business of Employer without the prior written approval of Employer; (ii) commits fraud, theft, larceny or any other crime (other than minor misdemeanors); (iii) fails or refuses to obey lawful instructions or commits an act of willful misconduct or disloyalty; (iiii) is guilty of habitual insobriety, inattention to his duties or negligence in the performance of his duties; or (iiiii) is unable to perform his duties because of death or disability. Employee shall be deemed to be disabled under Employer's disability policy for executive officers as in effect at that time.


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Employment Agreement
April 17, 1997
Page 3


      7. Confidentiality. Employee recognizes that Employer has and will have inventions, business affairs, products, fixture plans, machinery, trade secrets, apparatus, process information, prices, customer lists, discounts, technical information, costs, product design information, and other vital information (collectively, "Information") which are valuable, special and unique assets of Employer. Employee agrees that Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose or communicate in any manner any Information to any third party without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

         a. Unauthorized Disclosure of Information. If it appears that Employee has disclosed (or has threatened to disclose) information in violation of this Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

         b. Confidentiality After Termination of Employment. The confidentiality provisions of this Agreement shall remain in full force and effect for a period of 3 years after the termination of Employee's employment.

      8. Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

      9. Amendment. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

      10.   Miscellaneous.

         a. Notice. Any notice contemplated hereunder shall be by personal service and effective upon the date of such service.

         b. Texas Law. This agreement and any disputes thereunder shall be construed under the laws of Texas.



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Employment Agreement
April 17, 1997
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         c. Arbitration. Any dispute hereunder shall be resolved by binding arbitration according to the rules of the American Arbitration Association, and any such arbitration shall be held within 50 miles of the office to which Employee is or was assigned at the time of the arising of such dispute.


Accepted By Johnney G. Bowers



By:  \s\ Johnney G. Bowers
    ---------------------------
     Johnney G. Bowers



Accepted by United States Lime & Minerals, Inc.



By:  \s\ Robert F. Kizer
    ---------------------------
     Robert F. Kizer, President & CEO